Exhibit 99.1

CommScope Reports Fourth Quarter 2014 Results

•	Fourth Quarter Results Consistent with Most Recent Guidance

•	Sales of $828 million

•	Operating Income of $76 million and adjusted operating income of $139 million, or 17 percent of sales

•	Net income of $0.25 per diluted share, compared to a loss of $0.05 per share in the prior year period

•	Adjusted net income grew 34 percent year over year to $73 million, resulting in adjusted earnings of $0.38 per diluted share

•	Solid fourth quarter adjusted free cash flow of $116 million

•	Outstanding Calendar Year 2014 Performance

•	Sales increased 10 percent year over year to $3.8 billion

•	Adjusted operating income rose 30 percent year over year to $808 million, or 21 percent of sales

•	Adjusted net income grew 63 percent year over year to $427 million, resulting in adjusted earnings of $2.23 per diluted share

•	Adjusted free cash flow of $346 million

HICKORY, NC, February 20, 2015—CommScope Holding Company, Inc. (NASDAQ: COMM), a global provider of connectivity and essential infrastructure solutions for wireless, business enterprise and residential broadband networks, reported sales of $828 million and net income of $48 million, or $0.25 per diluted share for the quarter ended December 31, 2014. Non-GAAP adjusted net income for the fourth quarter was $73 million, or $0.38 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

For the quarter ended December 31, 2013, CommScope reported sales of $847 million and a net loss of $9 million or a loss of $0.05 per diluted share. Non-GAAP adjusted net income for the fourth quarter of 2013 was $54 million, or $0.30 of adjusted earnings per diluted share.

“CommScope had an outstanding year by nearly all financial and operational measures,” said President and Chief Executive Officer Eddie Edwards. “We’re proud of our team’s accomplishments in 2014, in which we delivered 10 percent sales growth, generated record gross and operating margins and increased adjusted earnings per share by 39 percent. Our track record and the numerous strategic initiatives underway give us confidence that CommScope remains well-positioned for sustainable growth and success over the long-term.

“We intend to build upon this success through the planned acquisition of TE Connectivity’s Telecom, Enterprise and Wireless businesses. We believe this acquisition will broaden our position as a leading communications infrastructure provider and better position CommScope to meet the growing global demand for bandwidth in next generation networks.”

Fourth Quarter 2014 Overview

Fourth quarter 2014 sales declined 2 percent year over year to $828 million. Growth in the Enterprise and Broadband segments were more than offset by lower North American wireless sales. Foreign exchange rate changes negatively affected sales by 2 percent in the quarter compared to the prior year period.

After substantial growth in the first nine months of 2014, Wireless segment sales in the fourth quarter declined 9 percent year over year to $485 million. The fourth quarter decline was primarily due to a slowdown in North America, which was somewhat offset by growth in the Asia Pacific region. Foreign exchange rate changes had a negative impact of approximately 2 percent on Wireless segment sales in the fourth quarter compared to the prior year. Wireless adjusted operating income was $84 million for the quarter, down 25 percent year over year due mainly to the lower sales volumes.

Fourth quarter Enterprise segment sales increased 4 percent year over year to $213 million. The increase was primarily driven by growth in the Asia Pacific region. Enterprise adjusted operating income for the quarter increased 31 percent year over year to $43 million, or 20 percent of sales.

Fourth quarter Broadband segment sales increased 20 percent year over year to $131 million. The growth was primarily driven by increased investment in North America as cable operators push fiber technology deeper into their networks and invest to enhance the quality of their video and broadband offerings. The Broadband team delivered on its objective to return to historic levels of profitability by improving adjusted operating income substantially year over year to $13 million, or 10 percent of sales. The increase was driven by higher volumes and the benefit realized from ongoing cost reduction initiatives.

Operating income in the fourth quarter grew 27 percent to $76 million, compared to $60 million in the same period last year. Adjusted operating income, which excludes amortization of purchased intangibles, restructuring costs and other special items, declined 1 percent year over year to $139 million.

GAAP net income rose substantially to $48 million, compared to a net loss of $9 million in the same period last year. Excluding amortization of purchased intangibles, restructuring costs and other special items, fourth quarter adjusted net income increased 34 percent year over year to $73 million. Adjusted earnings were $0.38 per diluted share, up 27 percent year over year.

Adjusted net income and earnings per share rose mainly due to lower interest expense and a lower adjusted effective tax rate in the quarter. The company reduced interest expense by redeeming debt with the net proceeds from its initial public offering in October 2013 and through other refinancing activities. The lower effective tax rate in the quarter primarily resulted from higher pre-tax earnings, benefits of certain international tax structuring initiatives and legislation extending the R&D tax credit.

Calendar Year 2014 Overview

For the full year, sales increased 10 percent to $3.8 billion, primarily due to growth in the Wireless segment. Wireless sales increased significantly in North America, Asia-Pacific and Europe as a result of 4G/LTE rollouts in developed markets and 3G coverage buildouts in emerging markets. Wireless adjusted operating income was $600 million for the year, up 34 percent year over year due mainly to higher sales volumes, benefits from a favorable mix of products sold and successful cost reduction activities.

For full year 2014, Enterprise segment sales increased 3 percent. Large enterprises continue to invest in global information technology, data centers and commercial buildings in order to meet the ongoing demands for bandwidth and intelligence in networks. Enterprise adjusted operating income for the year increased 7 percent year over year to $167 million, or 20 percent of sales.

Broadband segment sales in 2014 rose 5 percent to $511 million, as double-digit growth in North America was somewhat offset by lower sales in other geographic regions. Broadband adjusted operating income more than doubled year over year to $42 million, or 8 percent of sales.

GAAP operating income increased 75 percent to $577 million, while GAAP net income was $237 million, or $1.24 per diluted share. Excluding the amortization of purchased intangible assets and other special items, the company generated $808 million in adjusted operating income, an increase of $188 million or 30 percent compared to 2013. Adjusted net income rose to $427 million or $2.23 per diluted share, up 63 percent and 39 percent, respectively, year over year. This year-over-year improvement is due mainly to higher sales volumes, favorable change in the mix of products sold, benefit from ongoing cost savings initiatives, lower interest expense and a lower adjusted effective tax rate.

Proposed Transaction with TE Connectivity

On January 28, 2015, CommScope announced an agreement to acquire TE Connectivity’s Telecom, Enterprise and Wireless businesses. TE Connectivity is a world leader in fiber optic connectivity for wireline and wireless networks, and the transaction is expected to be in excess of 20% accretive to CommScope’s adjusted earnings per share by the end of the first full year after closing and on a pro forma basis, excluding purchase accounting charges, transition costs and other special items. CommScope continues to expect the transaction will close by the end of 2015.

Outlook

CommScope management provided the following first quarter and full year 2015 guidance, which excludes the impact of the planned acquisition, amortization of purchased intangibles, restructuring costs, transaction and transition costs and other special items. As previously outlined, the company’s outlook reflects a temporary slowdown in North American wireless carrier spending, the negative impact of foreign exchange rate changes and on-going product line trimming in the Broadband segment.

First Quarter 2015 Guidance:

•	Revenue of $800 million – $850 million

•	Adjusted operating income of $135 million – $155 million

•	Adjusted earnings per diluted share of $0.33 – $0.38, based on a share count of 192 million weighted average diluted shares

Full Year 2015 Guidance:

•	Revenue of $3.65 billion – $3.80 billion

•	Adjusted operating income of $725 million – $775 million

•	Adjusted earnings per diluted share of $1.95 – $2.05, based on a share count of 194 million weighted average diluted shares

•	Strong free cash flow

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call 8:30 a.m. ET today in which management will discuss fourth quarter and full year 2014 results. The conference call also will be webcast over the Internet.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 61893265. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on the Investor Relations Events and Presentations page of CommScope’s website at www.commscope.com.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 61893265 and will be available through March 19, 2015. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our network infrastructure solutions help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites and in cable headends; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

The press release includes forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers or distributors; changes in technology; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; possible production disruptions due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; product performance issues and associated warranty claims; significant international operations and the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; cost of protecting or defending intellectual property; changes in laws or regulations affecting us or the industries we serve; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to attract and retain qualified key employees; allegations of health risks from wireless equipment; availability and adequacy of insurance; natural or man-made disasters or other disruptions; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; labor unrest; risks of not realizing benefits from research and development projects; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; ability of our lenders to fund borrowings under their credit commitments; changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all; our ability to generate cash to service our indebtedness; our ability to consummate the proposed acquisition (the “Acquisition”) of TE Connectivity’s Telecom, Enterprise and Wireless businesses (the “Business”) on a timely basis or at all; risks associated with antitrust approval of the Acquisition; our ability to integrate the Business on a timely and cost effective manner; our reliance on TE Connectivity for transition services for some period of time after closing of the Acquisition; our ability to realize expected growth opportunities and cost savings from the Acquisition; and other factors beyond our control. These and other factors are discussed in greater detail in our 2014 Annual Report on Form 10-K. Although the information contained in this presentation represents our best judgment as of the date of this presentation based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. However, we are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this presentation.

Investor Contacts:	News Media Contact:
Phil Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com

Source: CommScope

CommScope Holding Company, Inc.

Consolidated Statements of Operations

(Unaudited - In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$827,895	$846,558	$3,829,614	$3,480,117

Operating costs and expenses:
Cost of sales	542,475	554,715	2,432,345	2,279,177
Selling, general and administrative	129,376	147,457	484,891	502,275
Research and development	29,543	30,879	125,301	126,431
Amortization of purchased intangible assets	44,826	43,966	178,265	174,887
Restructuring costs, net	7,590	5,671	19,267	22,104
Asset impairments	(2,133)	3,727	12,096	45,529

Total operating costs and expenses	751,677	786,415	3,252,165	3,150,403

Operating income	76,218	60,143	577,449	329,714
Other income (expense), net	4,188	(39,371)	(86,405)	(48,037)
Interest expense	(36,526)	(60,790)	(178,935)	(208,599)
Interest income	1,345	847	4,954	3,107

Income (loss) before income taxes	45,225	(39,171)	317,063	76,185
Income tax benefit (expense)	2,586	30,259	(80,291)	(56,789)

Net income (loss)	$47,811	$(8,912)	$236,772	$19,396

Earnings (loss) per share:
Basic	$0.25	$(0.05)	$1.27	$0.12
Diluted (a)	$0.25	$(0.05)	$1.24	$0.12

Weighted average shares outstanding:
Basic	187,738	177,725	186,905	160,641
Diluted (a)	192,215	177,725	191,450	164,013

(a) Calculation of diluted earnings (loss) per share:
Net income (loss) (basic)	$47,811	$(8,912)	$236,772	$19,396

Weighted average shares (basic)	187,738	177,725	186,905	160,641
Dilutive effect of stock options	4,477	—	4,545	3,372

Denominator (diluted)	192,215	177,725	191,450	164,013

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$729,321	$346,320
Accounts receivable, less allowance for doubtful accounts of $8,797 and $12,617, respectively	612,007	607,489
Inventories, net	367,185	372,187
Prepaid expenses and other current assets	67,875	71,818
Deferred income taxes	51,230	55,609

Total current assets	1,827,618	1,453,423

Property, plant and equipment, net of accumulated depreciation of $207,342 and $183,965, respectively	289,371	310,143
Goodwill	1,451,887	1,450,506
Other intangible assets, net	1,260,927	1,422,192
Other noncurrent assets	126,082	97,791

Total assets	$4,955,885	$4,734,055

Liabilities and Stockholders’ Equity
Accounts payable	$177,806	$251,639
Other accrued liabilities	289,006	332,280
Current portion of long-term debt	9,001	9,462

Total current liabilities	475,813	593,381

Long-term debt	2,698,724	2,505,090
Deferred income taxes	339,945	386,527
Pension and postretirement benefit liabilities	29,478	40,349
Other noncurrent liabilities	104,306	120,692

Total liabilities	3,648,266	3,646,039

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None at December 31, 2014 and 2013	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 187,831.389 and 185,861,777 at December 31, 2014 and 2013, respectively	1,888	1,868
Additional paid-in capital	2,141,433	2,101,350
Retained earnings (accumulated deficit)	(741,519)	(978,291)
Accumulated other comprehensive loss	(83,548)	(26,276)
Treasury stock, at cost: 961,566 shares at December 31, 2014 and 2013	(10,635)	(10,635)

Total stockholders’ equity	1,307,619	1,088,016

Total liabilities and stockholders’ equity	$4,955,885	$4,734,055

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.

Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating Activities:
Net income (loss)	$47,811	$(8,912)	$236,772	$19,396
Adjustments to reconcile net income (loss) to net cash generated by operating activities:
Depreciation and amortization	60,638	72,751	259,504	256,616
Equity-based compensation	5,361	3,451	21,092	16,108
Deferred income taxes	(1,747)	(55,450)	(33,278)	(40,722)
Asset impairments	(2,133)	3,727	12,096	45,529
Non-cash restructuring charges	459	8,314	1,237	11,179
Excess tax benefits from equity-based compensation	(828)	(220)	(11,411)	(229)
Changes in assets and liabilities:
Accounts receivable	80,821	34,900	(18,824)	(11,895)
Inventories	45,347	(4,595)	(4,324)	(62,141)
Prepaid expenses and other current assets	(9,776)	(11,691)	1,502	(27,257)
Accounts payable and other accrued liabilities	(88,695)	57,030	(109,922)	57,575
Other noncurrent liabilities	(12,397)	(1,620)	(49,265)	(21,944)
Other noncurrent assets	9,089	1,855	715	(3,060)
Other	(6,164)	(13,106)	(16,476)	(1,454)

Net cash generated by operating activities	127,786	86,434	289,418	237,701

Investing Activities:
Additions to property, plant and equipment	(12,051)	(9,051)	(36,935)	(36,780)
Proceeds from sale of property, plant and equipment	2,963	1,999	4,575	3,237
Cash paid for acquisitions	(1,620)	—	(41,794)	(55,770)
Proceeds from sales of businesses and long-term investments	4,013	23,000	12,761	26,502
Cash paid for long-term investments	—	—	(15,000)	(750)
Other	140	—	441	150

Net cash generated by (used in) investing activities	(6,555)	15,948	(75,952)	(63,411)

Financing Activities:
Long-term debt repaid	(2,195)	(702,580)	(1,124,392)	(907,817)
Long-term debt proceeds	26	200,344	1,315,026	947,379
Net proceeds from the issuance of common stock	—	433,958	—	433,958
Long-term debt financing costs	—	(1,433)	(23,257)	(14,560)
Dividends paid	—	—	—	(538,705)
Cash paid to stock option holders	—	—	—	(11,295)
Proceeds from the issuance of common shares under equity-based compensation plans	1,305	1,174	12,052	1,174
Excess tax benefits from equity-based compensation	828	220	11,411	229
Other	—	—	—	(32)

Net cash generated by (used in) financing activities	(36)	(68,317)	190,840	(89,669)
Effect of exchange rate changes on cash and cash equivalents	(8,308)	210	(21,305)	(2,676)

Change in cash and cash equivalents	112,887	34,275	383,001	81,945
Cash and cash equivalents, beginning of period	616,434	312,045	346,320	264,375

Cash and cash equivalents, end of period	$729,321	$346,320	$729,321	$346,320

See notes to consolidated financial statements included in our Form 10-K.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating income, as reported	$76.2	$60.1	$577.4	$329.7

Adjustments:
Amortization of purchased intangible assets	44.8	44.0	178.3	174.9
Restructuring costs, net	7.6	5.7	19.3	22.1
Equity-based compensation	5.4	3.5	21.1	16.1
Asset impairments	(2.1)	3.7	12.1	45.5
Transaction costs	7.5	21.9	12.1	27.2
Purchase accounting adjustments (1)	—	0.5	(11.9)	2.5
Adjustment of prior year warranty matter	—	2.1	—	2.1

Total adjustments to operating income	63.2	81.4	231.0	290.4

Non-GAAP adjusted operating income	$139.4	$141.3	$808.4	$620.1

Income before income taxes, as reported	$45.2	$(39.2)	$317.1	$76.2
Income tax expense, as reported	2.6	30.3	(80.3)	(56.8)

Net income, as reported	$47.8	$(8.9)	$236.8	$19.4
Adjustments:
Total pretax adjustments to operating income	63.2	81.4	231.0	290.4
Pretax amortization of deferred financing costs & OID (2)	3.2	15.1	32.4	26.6
Pretax loss on debt transactions (3)	—	34.4	93.9	34.4
Pretax gain on sale of equity investment (3)	(3.5)	—	(12.3)	—
Tax effects of adjustments and other tax items (4)	(38.0)	(67.7)	(155.1)	(108.7)

Non-GAAP adjusted net income	$72.6	$54.1	$426.7	$262.1

Diluted EPS, as reported	$0.25	$(0.05)	$1.24	$0.12
Non-GAAP adjusted diluted EPS	$0.38	$0.30	$2.23	$1.60

(1)	For the year ended December 31, 2014, includes the reduction in the estimated fair value of contingent consideration payable related to the Redwood acquisition.
(2)	Included in interest expense.
(3)	Included in other income (expense), net.
(4)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding.

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Year Ended December 31, 2014 Non-GAAP Adjusted Operating Income by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$468.1	$99.8	$9.5	$577.4

Amortization of purchased intangible assets	91.3	69.4	17.6	178.3
Restructuring costs, net	16.2	0.1	2.9	19.3
Equity-based compensation	11.7	6.7	2.7	21.1
Asset impairments	4.9	—	7.2	12.1
Transaction costs	7.6	3.0	1.5	12.1
Purchase accounting adjustments	0.6	(12.5)	—	(11.9)

Non-GAAP adjusted operating income	$600.3	$166.6	$41.5	$808.4
Non-GAAP adjusted operating margin	24.3%	19.6%	8.1%	21.1%

Year Ended December 31, 2013 Non-GAAP Adjusted Operating Income by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$303.4	$66.7	$(40.4)	$329.7

Amortization of purchased intangible assets	88.1	68.4	18.4	174.9
Restructuring costs, net	24.3	5.1	(7.3)	22.1
Equity-based compensation	8.7	5.2	2.3	16.1
Asset impairments	9.4	—	36.2	45.5
Transaction costs	15.5	7.4	4.3	27.2
Purchase accounting adjustments	—	2.5	—	2.5
Adjustment of prior year warranty matter	—	—	2.1	2.1

Non-GAAP adjusted operating income	$449.4	$155.3	$15.4	$620.1
Non-GAAP adjusted operating margin	20.7%	18.8%	3.2%	17.8%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Segment Information

(Unaudited – In millions)

Sales by Segment

(Unaudited — In millions)

				% Change
	Q4 2014	Q3 2014	Q4 2013	Sequential	YOY
Wireless	$484.8	$633.0	$533.7	(23.4)%	(9.2)%
Enterprise	212.5	218.0	205.2	(2.5)%	3.6%
Broadband	130.6	149.5	109.1	(12.6)%	19.7%
Inter-segment eliminations	(0.1)	(0.1)	(1.4)	N/A	N/A

Total Net Sales	$827.9	$1,000.4	$846.6	(17.2)%	(2.2)%

Non-GAAP Adjusted Operating Income by Segment (Unaudited — In millions)
				% Change
	Q4 2014	Q3 2014	Q4 2013	Sequential	YOY
Wireless	$84.0	$155.2	$111.9	(45.9)%	(24.9)%
Enterprise	42.5	44.5	32.4	(4.5)%	31.2%
Broadband	12.9	18.8	(3.0)	(31.4)%	N/A

Total Non-GAAP Adjusted Operating Income	$139.4	$218.5	$141.3	(36.2)%	(1.3)%

Sales by Segment

			% Change
	2014	2013	YOY
Wireless	$2,469.8	$2,174.2	13.6%
Enterprise	850.5	827.9	2.7%
Broadband	511.1	484.6	5.5%
Inter-segment eliminations	(1.8)	(6.6)	N/A

Total Net Sales	$3,829.6	$3,480.1	10.0%

Non-GAAP Adjusted Operating Income by Segment

			% Change
	2014	2013	YOY
Wireless	$600.3	$449.4	33.6%
Enterprise	166.6	155.3	7.3%
Broadband	41.5	15.4	169.5%

Total Non-GAAP Adjusted Operating Income	$808.4	$620.1	30.4%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited – In millions)

Fourth Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$47.8	$21.5	$6.9	$76.2
Amortization of purchased intangible assets	23.1	17.4	4.4	44.8
Restructuring costs, net	7.5	—	0.1	7.6
Equity-based compensation	3.0	1.7	0.7	5.4
Asset impairments	(2.1)	—	—	(2.1)
Transaction costs	4.7	1.9	0.9	7.5

Non-GAAP adjusted operating income	$84.0	$42.5	$12.9	$139.4
Non-GAAP adjusted operating margin %	17.3%	20.0%	9.9%	16.8%

Third Quarter 2014 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income, as reported	$113.8	$25.3	$11.9	$151.0
Amortization of purchased intangible assets	23.2	17.3	4.3	44.8
Restructuring costs, net	5.9	—	1.6	7.4
Equity-based compensation	3.1	1.8	0.7	5.6
Asset impairments	7.0	—	—	7.0
Transaction costs	1.7	0.7	0.3	2.7
Purchase accounting adjustments	0.6	(0.6)	—	—

Non-GAAP adjusted operating income	$155.2	$44.5	$18.8	$218.5
Non-GAAP adjusted operating margin %	24.5%	20.4%	12.6%	21.8%

Fourth Quarter 2013 Non-GAAP Adjusted Operating Income Reconciliation by Segment

	Wireless	Enterprise	Broadband	Total
Operating income (loss), as reported	$57.4	$3.0	$(0.3)	$60.1
Amortization of purchased intangible assets	22.0	17.4	4.6	44.0
Restructuring costs, net	14.4	4.6	(13.3)	5.7
Equity-based compensation	1.9	1.1	0.5	3.5
Asset impairments	3.7	—	—	3.7
Transaction costs	12.5	5.9	3.4	21.9
Purchase accounting adjustments	—	0.5	—	0.5
Prior year warranty matter	—	—	2.1	2.1

Non-GAAP adjusted operating income (loss)	$111.9	$32.4	$(3.0)	$141.3
Non-GAAP adjusted operating margin %	21.0%	15.8%	-2.8%	16.7%

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited – In millions)

Adjusted Free Cash Flow
(Unaudited — In millions)

	Q4 2014	Q4 2013	Full Year 2014	Full Year 2013
Cash flow from operations	$127.8	$86.4	$289.4	$237.7
Capital expenditures	(12.1)	(9.1)	(36.9)	(36.8)
Debt redemption premium	—	33.0	93.9	33.0
Fee paid to terminate management agreement	—	20.2	—	20.2

Adjusted Free Cash Flow	$115.7	$130.5	$346.4	$254.1

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited – In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation
(Unaudited — In millions)

	Q4 2014	Q3 2014	Q2 2014	Q1 2014	Q4 2013
Operating income, as reported	$76.2	$151.0	$203.7	$146.5	$60.1
Amortization of purchased intangible assets	44.8	44.8	44.3	44.3	44.0
Restructuring costs, net	7.6	7.4	2.3	2.0	5.7
Equity-based compensation	5.4	5.6	6.5	3.7	3.5
Asset impairments	(2.1)	7.0	7.2	—	3.7
Transaction costs	7.5	2.7	1.0	0.9	21.9
Purchase accounting adjustments	—	—	(6.4)	(5.4)	0.5
Adjustment of prior year warranty matter	—	—	—	—	2.1

Non-GAAP adjusted operating income	$139.4	$218.5	$258.5	$192.0	$141.3
Non-GAAP adjusted operating margin %	16.8%	21.8%	24.2%	20.5%	16.7%

Depreciation	12.7	12.4	12.1	11.7	13.7

Non-GAAP adjusted EBITDA	$152.0	$230.9	$270.6	$203.7	$155.1

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures